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                                                              As Filed with the
                                                              Delaware Secretary
                                                                   of State
                                                                March 8, 2000

                    CERTIFICATE OF THE DESIGNATIONS, POWERS,
                             PREFERENCES AND RIGHTS
                                     OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                           (par value $.001 per share)

                                       of

                              THINKING TOOLS, INC.
                             a Delaware Corporation
                                   ----------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                                   ----------


         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of Thinking Tools, Inc., a Delaware corporation (the "Corporation"), at a meeting held on March 7, 2000.

         RESOLVED, that one series of a class of authorized preferred stock, $.001 par value, of the Corporation is hereby created and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations or restrictions thereof, are hereby fixed as follows (this instrument hereinafter referred to as the "Designation"):

         1. Number of Shares and Designations. 200 shares of the preferred stock, $.001 par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock").

         2. Dividend Provisions. Subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, ratably with any declaration or payment of any dividend with holders of the Corporation's common stock, $.001 par value per share ("Common Stock"), or other junior securities of this Corporation, when, as and if declared by the Board of Directors, based on the number of shares of Common Stock into which each share of Series B Convertible Preferred Stock is then convertible.

         3. Rank. The Series B Preferred Stock shall rank: (i) junior to the Series A Preferred Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (the "Senior Securities"); (ii)

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prior to all of the Corporation's Common Stock; (iii) prior to any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock ("Junior Securities"); and (iv) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         4. Liquidation Preference.

            (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities or Common Stock, an amount in cash equal to $.001 per share (subject to adjustment in the event of stock splits, combinations or similar events). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

            (b) Upon the completion of the distributions required by Section 4(a), if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights.

            (c) Upon the completion of the distributions required by Section 4(a) and 4(b), if assets remain in the Corporation, they shall be distributed to the holders of the Series A Preferred Stock, Series B Preferred Stock and Common Stock on a pro rata basis (based on the number of shares of Common Stock into which each share of Series A Preferred Stock and Series B Preferred Stock is convertible).

            (d) For purposes of this Section 4, a merger or consolidation or a sale of all or substantially all of the assets of the Corporation shall be considered a Liquidation except in the event that in such a transaction, the holders of capital stock of the Corporation receive securities of the surviving corporation equal to at least fifty percent of the total outstanding shares of capital stock of the surviving corporation immediately after such transaction and the holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock. Notwithstanding Section 7 hereof, such provision may be waived in writing by a majority of the holders of the then outstanding Series B Preferred Stock.

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         5. Redemption. The Series B Preferred Stock is not redeemable.

         6. Conversion.

            (a) Automatic Conversion

                (i) From and after the Conversion Date (as defined in Section 6(ii)), each share of Series B Preferred Stock shall automatically, without any further action of the holders thereof or the Corporation being required, be converted (the "Conversion") into and be deemed and treated for all purposes to represent ownership of one (1) fully paid and non-assessable share of Common Stock. The Corporation hereby irrevocably agrees to take any action that may be required to be taken by law in order to cause the Conversion to occur on the Conversion Date.

                (ii) For the purposes hereof, "Conversion Date" means March 7, 2005.

                (iii) After the Conversion Date, each certificate representing Series B Preferred Stock (x) shall automatically represent the number of shares of Common Stock into which such Series B Preferred Stock has been converted pursuant to the provisions of Section 6(a) and (y) at the option of the holder thereof, may be surrendered for exchange for a certificate or certificates for that number of shares of Common Stock into which such Series B Preferred Stock has been converted pursuant to the provisions of Section 6(a). Each certificate for Series B Preferred Stock so surrendered shall be accompanied by written notice to the Corporation stating the name or names (with addresses) in which the certificate or certificates for Common Stock issuable pursuant to such exchange shall be issued and shall, unless the Common Stock issuable on exchange are to be issued in the same name as the registration of such certificate, be duly endorsed by, or be accompanied by stock powers, duly endorsed for transfer in form satisfactory to the Corporation duly executed by the holder. The Corporation shall pay any and all transfer taxes that may be payable in respect of the issuance or delivery of Common Stock on exchange of Series B Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the shares of Series B Preferred Stock so exchanged were registered.

                (iv) As soon as practicable after the receipt of certificates for Series B Preferred Stock surrendered for exchange accompanied by the notice required by Section 6(a)(iii) hereof (and stock powers duly endorsed for transfer as provided in such Section 6(a)(iii)), the Corporation shall issue and shall deliver at the transfer agent, or at the principal executive offices of the Corporation if no transfer agent exists, to the holder of such Series B Preferred Stock, or to such other person or persons as may be named in the required notice, a certificate or certificates for the full number of whole shares of Common Stock to which the holder is entitled. If the shares of Common Stock issuable on exchange are not to be issued in the same name as the registration of the certificate for Series B Preferred Stock surrendered for exchange, the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such exchange shall not be deemed to have become the holder or holders of record of the Common Stock represented thereby until the date on which the transfer agent, or if no such transfer agent exists, the Corporation, shall have received such certificates for Series B Preferred Stock and the aforesaid notice.

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             (b) Voluntary Conversion

                (i) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after issuance at the office of the Corporation or any transfer agent for such stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is not such transfer agent, at the principal executive office of the Corporation, into one (1) fully paid and non-assessable share of Common Stock. The number of shares of Common Stock into which each share of Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate." For purposes of this Section 6(b)(i), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                (ii) Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            (c) (i) In case of any reorganization, reclassification or change of the Common Stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the Corporation is the continuing entity), or any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity (other than a consolidation or merger in which the Corporation is the continuing entity), or of any sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other person or entity, prior to the conversion date of all the Series B Preferred Stock, each share of Series B Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock would have been converted had conversion not occurred. The provisions of this Section 6(c) shall similarly apply to successive reorganizations, reclassifications, changes, consolidations, mergers or sales immediately prior to such reorganization, reclassification, change, consolidation, merger or sale.

                (ii) In case the Corporation shall, prior to the conversion of all the Series B Preferred Stock, (a) issue Common Stock as a dividend or distribution on all shares of

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Common Stock of the Corporation, (b) split or otherwise subdivide its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (except in the case of a merger, consolidation or sale of all or substantially all of the assets of the Corporation any shares of the capital stock of the Corporation), the Conversion Rate in effect on the record date for any stock dividend or the effective date of any such other event shall be appropriately adjusted (as determined by the Board of Directors) so that the holder of each share of the Series B Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock which it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series B Preferred Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effectively immediately following the record date for any such stock dividend or the effective date of any such other events. There shall be no adjustment in the Conversion Rate in the event that the Corporation pays a cash dividend.

            (d) No fractional Common Stock or scrip representing fractional Common Stock shall be issued upon the conversion of Series B Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share of Common Stock, then the Corporation shall pay in lieu of issuing any fractional share an amount in cash equal to the same fraction of the Market Value (as defined below) of one share of Common Stock on the day of conversion of the Series B Preferred Stock. For the purposes of any computation under this
Section 6(d), the "Market Value" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 10 consecutive business days prior to the day in question. The closing price for each day shall be the last sales price regular way or in case no sale takes place on such day, the average of the closing high bid and low asked prices regular way, in either case (i) as officially quoted by the NASD over the counter bulletin board, the Nasdaq SmallCap Market or the Nasdaq National Market or such other market on which the Common Stock is then listed for trading, or (ii) if, in the reasonable judgment of the Board of Directors of the Corporation, the NASD over-the-counter bulletin board, the Nasdaq SmallCap Market or the Nasdaq National Market is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Corporation, or (iii) if, in the reasonable judgment of the Board of Directors of the Corporation, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Corporation.

            (e) No shares of Series B Preferred Stock which have been converted to Common Stock shall be reissued by the Corporation; provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but unissued share of preferred stock without designation as to series, rights or preferences and may thereafter be issued as a share of preferred stock not designated as Series B Preferred Stock.

         7. Restrictions on Certain Actions Affecting Series B Preferred Stock. So long as any Series B Preferred Stock is outstanding, the Corporation will not amend, alter or repeal any of the provisions of its Certificate of Incorporation so as to authorize the issuance of any new series of Preferred Stock ranking senior to the Series B Preferred Stock or to adversely affect the rights, powers or preferences of the Series B Preferred Stock without the consent of the holders of at least a majority of the total number of shares of outstanding shares of Series B Preferred Stock whose

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powers, preferences or special rights would be altered in a substantially similar manner, voting together as a single class, given in person or by proxy.

         8. Election of Board of Directors.

            (a) The holders of a majority in voting power of the Series B Preferred Stock, voting together as a separate class, shall have the exclusive right to elect seven (7) members of the Board of Directors of the Corporation until March 7, 2002 and, thereafter, to elect five (5) members of the Board of Directors of the Corporation until March 7, 2005 or such number of members as will constitute a majority of the Board of Directors of the Corporation (the "Series B Preferred Directors"). In any election of Series B Preferred Directors pursuant to this Section 8, each share of Series B Preferred Stock entitled to vote shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share is then convertible, rounded up to the nearest one-tenth of a share. The voting rights of the holders of Series B Preferred Stock contained in this Section 8 may be exercised at a special meeting of the holders of the Series B Preferred Stock (the "Series B Preferred Stockholders") of the Corporation called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of the holders of Series B Preferred Stock entitled to vote in lieu of a meeting. The Series B Preferred Directors elected pursuant to this Section 8 shall serve from the date of their election and qualification until their successors have been duly elected and qualified.

            (b) A vacancy in the directorships to be elected pursuant to Section 8 (including any vacancy created on account of an increase in the number of directors on the Board of Directors) may be filled only by vote at a meeting called in accordance with the By-laws of the Corporation or written consent in lieu of a meeting in accordance with Section 8.

         9. Voting Rights.

            (a) Except as otherwise provided herein, or as required by the Delaware General Corporation Law, the holders of shares of Series B Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of capital stock of the Corporation as a single class, and not as a separate class, on all matters on which holders of Common Stock shall have the right to vote. The holders of shares of Series B Preferred Stock shall have the right to cast such number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series B Preferred Stock is then convertible, calculated to the nearest whole share.

            (b) Whenever holders of Series B Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Series B Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock, as set forth in this Section 8(b).

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         IN WITNESS WHEREOF, Thinking Tools, Inc. has caused this Designation to be executed this 8th day of March, 2000.

                                            THINKING TOOLS, INC.


                                             By: /s/ Moshe Zarmi
                                                 -------------------------------
                                                 Name:  Moshe Zarmi
                                                 Title: Chief Executive Officer


Attest:


By: /s/ James Houston
    --------------------------
    Name:  James Houston
    Title: Secretary

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